Exhibit 99

The Fifth Third Bancorp Master Profit Sharing Plan

Financial Statements as of and for the Years Ended December 31, 2006 and 2005, Supplemental Schedule as of December 31, 2006, and Report of Independent Registered Public Accounting Firm

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2006 and 2005	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2006 and 2005	3

Notes to Financial Statements as of and for the Years Ended December 31, 2006 and 2005	4 - 10

SUPPLEMENTAL SCHEDULE -

Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year) as of December 31, 2006	12 -13

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Fifth Third Bancorp and

the Pension and Profit Sharing Committee of

the Fifth Third Bancorp Master Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of the Fifth Third Bancorp Master Profit Sharing Plan (the “Plan”) as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2006, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2006 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

June 27, 2007

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS:
Investments—at fair value:
Common stock of Fifth Third Bancorp	$188,439,816	$173,516,990
Common stock of F.N.B. Corporation	2,095,010	3,654,807
Guaranteed interest account	—	446,455
Collective funds:
Cash equivalents	106,841	4,968,669
Stable value funds	75,148,416	59,815,684
Mutual funds	704,404,481	603,447,880
Interest in pooled separate accounts	—	15,086,552
Participant notes receivable	12,004,010	10,738,687

Total investments	982,198,574	871,675,724

Receivables:
Contributions receivable—from subsidiaries of Fifth Third Bancorp	19,711,596	29,009,607
Contributions receivable—from participants	—	2,022,215
Accrued investment income	2,106,158	1,964,480

Total receivables	21,817,754	32,996,302

Total assets	1,004,016,328	904,672,026

LIABILITIES:
Excess contributions payable	1,335,645	—

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	1,002,680,683	904,672,026

Adjustments from fair value to contract value for fully benefit-responsive investment contracts	849,685	813,322

NET ASSETS AVAILABLE FOR BENEFITS	$1,003,530,368	$905,485,348

See Notes to Financial Statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
ADDITIONS:
Investment income:
Dividends	$53,615,356	$31,135,743
Net appreciation (depreciation) in fair value of investments	41,643,400	(29,746,942)
Interest	3,556,537	3,175,567

Total investment income	98,815,293	4,564,368

Contributions:
Contributions from participants, net of excess contributions	69,792,935	68,508,844
Contributions from subsidiaries of Fifth Third Bancorp	53,850,470	62,698,875

Total contributions	123,643,405	131,207,719

Transfer of plan assets from acquired company	—	47,274,946

Total additions	222,458,698	183,047,033

DEDUCTIONS:
Benefits paid to participants	(124,302,965)	(117,926,721)
Other disbursements	(110,713)	(145,464)

Total deductions	(124,413,678)	(118,072,185)

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	98,045,020	64,974,848

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of period	905,485,348	840,510,500

End of period	$1,003,530,368	$905,485,348

See Notes to Financial Statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

1.	DESCRIPTION OF PLAN

The following brief description of The Fifth Third Bancorp Master Profit Sharing Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General—The Plan is a defined contribution profit sharing plan, with a 401(k) feature, with separate accounts maintained for each participant. Each employee of a participating Fifth Third Bancorp (“Bancorp”) subsidiary, if employed before November 1, 1996, automatically became a participant on the first payroll date after becoming an employee. With regard to the profit sharing feature, effective January 1, 2004, employees are eligible immediately upon hire. For the 401(k) feature, employees are eligible to participate after 30 days of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Bancorp is the Plan Sponsor. The original Plan became effective December 31, 1954, and was last amended on November 27, 2006.

2006 amendments include:

Effective January 1, 2006, the following changes were made in order to satisfy the requirements of an interim good faith amendment for final 401(k) and (m) regulations:

•	Elimination of mandatory disaggregation of employee stock ownership plan in Actual Contribution Percentage testing;

•	Elimination of targeted qualified nonelective contributions; and

•	Other miscellaneous items as required by the final 401(k) and (m) regulations.

Effective January 1, 2006, all periodic installment payments shall be made in cash only and in-kind distributions will be available only as a single lump sum payment.

Effective January 19, 2006, employees of Card Management Corporation (“CMC”) were added to the Plan as participants pursuant to the Stock Purchase Agreement dated December 22, 2005 between the Bancorp, CMC and its shareholders.

Effective January 19, 2006, the Plan’s amendment procedure was updated so that any amendment of the Plan shall be by action of The Fifth Third Bank Pension, Profit Sharing and Medical Plan Committee or the Chairman of such Committee.

Effective August 1, 2006, the following were added to the list of items allowing participants to make withdrawals in the event of a hardship:

•	Payments for burial or funeral expenses for the employee’s deceased parent, spouse, children or dependents; and

•	Expenses for the repair of damage to the employee’s principal residence that would qualify for the casualty deduction under section 165 of the Internal Revenue Code.

Other changes to the Plan included:

•	The “immediate and heavy financial need based on facts and circumstances” reason for hardship withdrawals has been deleted from the Plan;

•	The partial withdrawal option was deleted from the Plan; and

•	The 20% limit on employee deferrals was increased to 100%.

Effective August 22, 2006, the Plan was amended to include procedures involving an investment, recordkeeping and administrative consolidation. Specifically, a “Recordkeeping Combination Date” was established, which is the date of which the ongoing recordkeeping, administration and investments associated with First National Bankshares of Florida accounts are combined with the ongoing recordkeeping, administration and investments of the Plan as a whole, subject to the provisions of Appendix XXI of the Plan.

Effective December 1, 2006, the threshold pertaining to forfeitures and mandatory cash-out distributions was changed from $1,000 to $5,000. Additionally, mandatory distributions greater than $1,000 where the participant has not elected the method of distribution, the Plan administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan administrator.

As of December 31, 2006, the following investment options were available to Plan participants:

•	Dodge & Cox Income Fund

•	Fidelity Advisor Small Cap Fund

•	Fifth Third Bank Stable Value Fund for Employee Benefit Plans

•	Fifth Third Bank Bond Fund

•	Fifth Third Bank Stock Fund

•	Fifth Third Bank LifeModel Moderate Fund

•	Fifth Third Bank Quality Growth Fund

•	Fifth Third Bank Mid Cap Growth Fund

•	Fifth Third Bank Disciplined Large Cap Value Fund

•	Fifth Third Bank International Equity Fund

•	Fifth Third Bank LifeModel Moderately Aggressive Fund

•	Fifth Third Bank LifeModel Aggressive Fund

•	Fifth Third Bank Small Cap Value Fund

•	Fifth Third Bank Technology Fund

•	Fifth Third Bank Equity Index Fund

•	Fifth Third Bank LifeModel Moderately Conservative Fund

•	Fifth Third Bank LifeModel Conservative Fund

•	Goldman Sachs Mid Cap Value Fund

•	Lazard Emerging Markets Fund

Administration—Fifth Third Bank, a wholly-owned subsidiary of the Bancorp, serves as the trustee of the Plan and the Plan administrator. The investment assets of the Plan are held in separate trust funds by

Fifth Third Investment Advisors where such assets are managed. The Bancorp has engaged FASCorp to be the Plan’s recordkeeper and to provide custodial services for the Plan.

Funding and Vesting—The Bancorp’s profit sharing contribution to the Plan is an amount determined annually by the Board of Directors of the Bancorp and allocated to participants in accordance with the provisions of the Plan.

The profit sharing contribution by the Bancorp is allocated to participants in the proportion that the compensation of each participant bears to the compensation of all participants for the Plan year.

Employees are eligible for profit sharing contributions for Plan year 2004 and after, immediately upon hire. A five-year cliff vesting schedule was added to the Plan as of January 1, 2004, so that after five years of service, a participant is 100% vested; anything less than five years of service, a participant is 0% vested. Current service credit was grandfathered.

The Plan permits voluntary contributions from participants up to 100% of their compensation. Such contributions are credited directly to the participants’ accounts and are fully vested. Contributions may be allocated to the available investment options at the discretion of the participant. Gains and losses under the Plan are valued on a daily basis and allocated to participant accounts based on account balances.

The Plan also accepts rollover contributions (“Rollovers”) from other qualified plans or from individual retirement accounts. Rollovers are credited to a participant’s Rollover Contribution Account, are treated in a manner similar to Before-Tax Contributions for Plan accounting and federal income tax purposes, and are not eligible for matching contributions by the Bancorp.

For voluntary and matching contributions, employees are eligible to participate in the Plan the pay period after they have completed 30 days of service. The Bancorp matches 100% of the first 4% contributed on a pre-tax basis. A three-year cliff vesting schedule was added to the Plan as of January 1, 2004, so that after three years of service, a participant is 100% vested in the matching contributions; anything less than three years of service, a participant is 0% vested. Current service credit as of January 1, 2004, was grandfathered. Bancorp matching contributions are initially invested in the Fifth Third Stock Fund. Subsequent to the initial investment, matching contributions may be moved to the other investment options.

Both voluntary contributions and Bancorp matching contributions are subject to statutory limitations.

Forfeited Accounts—At December 31, 2006 and 2005, forfeited nonvested accounts totaled $8,987,730 and $1,768,921, respectively. These accounts will be used to reduce future employer contributions. During the years ended December 31, 2006 and 2005, employer contributions were reduced by $11,699,725 and $2,610,144, respectively, from forfeited nonvested accounts.

Termination—Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to discontinue the contributions of any participating Bancorp subsidiary at any time and to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and non-forfeitable.

Payment of Benefits—The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are generally payable in the form of lump-sum payments or periodic payments. Benefits are recorded when paid. The benefit to which an employee is entitled is the benefit that can be provided from the participant’s vested account.

Benefits Payable—Amounts allocated to accounts of persons who have elected to withdraw from the Plan but have not yet been paid were $1,099,958 and $1,428,571 at December 31, 2006 and 2005, respectively.

Tax Status—The Internal Revenue Service has determined and informed the Bancorp by a letter dated February 11, 2005, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Participant Notes Receivable—Effective as of November 1, 1996, participants may borrow from certain of their fund accounts a minimum of $1,000 up to the lesser of $50,000 or 50% of the vested portion of their account balance. Each loan, by its terms, is required to be repaid within five years. The loans are secured by the balance in the participant’s account and bear interest at a rate equal to the rate charged by Fifth Third on a similar loan as determined quarterly by the Plan administrator. Interest rates on loans at December 31, 2006 ranged from 4.0%—10.5% compared to 4.0%—11.5% at December 31, 2005. Principal and interest are paid by the participant through payroll deductions authorized by the participant. A participant can request a loan for any reason.

Withdrawals—Subject to the Plan administrator’s sole and absolute discretion, participants are allowed to withdraw an amount not to exceed the total amount of that participant’s voluntary contributions for financial hardship purposes. Pursuant to the Plan amendment effective August 1, 2006, partial withdrawals are not permitted.

Dividend Pass-Through Election—Effective December 31, 2001, commencing with the dividends payable on common stock of Fifth Third Bancorp to shareholders of record on December 31, 2001, a participant with an account (including any sub-account) invested in the Fifth Third Stock Fund (or in the event of the participant’s death, their beneficiary), shall have the right to elect, in accordance with instructions or procedures of the Plan administrator, or its delegate to either (1) leave such dividends in the Plan for reinvestment in common stock of Fifth Third Bancorp under the Fifth Third Stock Fund or otherwise; or (2) take the dividends in cash.

Excess Contributions Payable – In accordance with Internal Revenue Code limits, the Plan is required to return excess contributions received during the Plan year. Contributions totaling $1,335,645 were refunded to applicable participants in March 2007 in order for the Plan to pass the Average Deferral Percentage test for the year ended December 31, 2006.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

General—The accounting records of the Plan are maintained on the accrual basis of accounting. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Certain prior period data has been reclassified to conform to current period presentation. The Fifth Third Bank Bond Fund was reclassified from a collective fund to a mutual fund. The Fifth Third Bank Stable Value Fund for Employee Benefit Plans is now presented in a separate category of collective funds due to newly issued accounting guidance, as discussed in the “Adoption of New Accounting Guidance” section of this footnote.

Valuation of Investments—Quoted market prices are used to value equity securities and mutual funds. Common collective trust funds are stated at fair value as determined by the issuer of the common/ collective trust funds based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value. The adjustment from fair value to contract value on the Statements of Net Assets Available for Benefits relates to the Fifth Third Profit Sharing Stable Value Fund, which is a stable value fund that is a commingled pool of the Plan. The fund invests in a diversified portfolio of stable assets, which include, but are not limited to, units of collective trust funds consistent with the fund’s objective of stable value, guaranteed investment contracts, alternative and separate account investment contracts as well as short-term money market instruments. Participants in the Fifth Third Profit Sharing Stable Value Fund may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals.

The pooled separate account investments are valued using accumulation units and are stated at fair value. The dividends, interest and realized and unrealized gains for the underlying funds are factored into the value of the separate account funds. The dollar value per unit of participation is determined by dividing the total value of the separate account by the total number of units of participation held in the separate account. Participant notes receivable are stated at cost, which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Management fees and operating expenses charged to the Plan for investments in the mutual funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Administrative Expenses—The Bancorp pays all administrative expenses of the Plan, except for certain expenses allocable to participant accounts. Such expenses have historically been comprised of fees for Plan loans, withdrawals, distributions, and qualified domestic relations orders.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risks and Uncertainties—The Plan invests in various securities, which may include U.S. Governmental securities, corporate debt instruments, mutual funds, collective funds, guarantees interest contracts, pooled separate accounts and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Adoption of New Accounting Guidance—

The financial statements reflect the retroactive adoption of Financial Accounting Standards Board (“FASB”) Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the “FSP”). As required by the FSP, the statements of net assets available for benefits presents investment contracts at fair value as well as an additional line item showing an adjustment of fully benefit-responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefit is presented on a contract value basis and was not affected by the adoption of the FSP. The adoption of the FSP did not impact the amount of net assets available for benefits at December 31, 2006 or 2005.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 requires that an enterprise evaluate whether or not its tax position is in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 109, Accounting for Income Taxes and is effective January 1, 2007. The adoption of FIN 48 will not impact the amounts reported in the Plan’s financial statements due to the fact that the Plan is qualified and tax-exempt.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value by clarifying the exchange price notion presented in earlier definitions and providing a framework for measuring fair value. SFAS 157 also expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. The Bancorp does not believe the adoption of SFAS 157 will impact the amounts reported in the Plan’s financial statements; however, additional disclosures may be required about the inputs used to develop the measurements and the effect of certain measurements reported in the Plan’s financial statements.

3.	INVESTMENTS

Investments representing 5% or more of net assets available for benefits as of December 31, 2006 and 2005 are as follows:

	2006	2005
Fifth Third Bancorp common stock* (4,604,365 and 4,600,132 shares, respectively)	$188,439,816	$173,516,990
Fifth Third Bank Life Model Moderate Fund* (13,783,675 and 15,976,676 shares, respectively)	178,222,916	196,350,230
Fifth Third Bank Quality Growth Fund* (5,447,923 and 5,521,062 shares, respectively)	93,758,763	92,034,686
Fifth Third Bank Stable Value Fund for Employee Benefit Plans* (6,843,194 and 5,906,569 shares, respectively) (1)	75,998,101	60,629,006
Fifth Third Bank Disciplined Large Cap Value Fund* (4,988,977 and 3,788,668 shares, respectively)	70,145,011	51,525,882
Fifth Third Bank Mid Cap Growth Fund* (4,436,778 and 3,862,531 shares, respectively)	64,422,013	63,036,501
Fifth Third Bank International Equity Fund* (4,044,193 and 3,074,721 shares, respectively)	56,497,370	< 5%
(1) Investment amounts at contract value. The fair value of the investment was $75,148,416 and $59,815,684 at December 31, 2006 and 2005, respectively. * Denotes a party-in-interest.

The following table represents the net appreciation (depreciation) in fair value of investments for the Plan during the years ended December 31, 2006 and 2005:

	2006	2005
Net appreciation (depreciation) in fair value of investments:
Mutual funds *	$26,838,782	$13,635,425
Fifth Third Bancorp common stock *	14,600,855	(43,449,405)
F.N.B. Corporation common stock	203,763	(876,233)
Interest in pooled separate accounts *	—	943,271

Total	$41,643,400	$(29,746,942)

* Denotes a party-in-interest

4.	TRANSACTIONS WITH PARTIES-IN-INTEREST

Certain Plan investments are shares of mutual and collective funds managed by Fifth Third Bank. Fifth Third Bank is the trustee as defined by the Plan and, therefore, these transactions qualify as exempt party-in-interest transactions. Fees paid by the Plan for the investment management services were included as a reduction of the return earned on each fund.

Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged. Total dividends received from shares of the Bancorp’s common stock totaled $6,937,735 and $6,102,725 for the years ended December 31, 2006 and 2005, respectively.

At December 31, 2006 and 2005, the Plan held 4,604,365 and 4,600,132 shares of the Bancorp’s common stock, respectively, with fair values of $188,439,816 and $173,516,990, respectively.

5.	PLAN ASSETS FROM ACQUIRED COMPANIES

On January 1, 2005, the Bancorp acquired First National Bankshares of Florida, Inc. (“First National”). As part of the acquisition, First National Bankshares of Florida, Inc. Salary Savings Plan was legally merged with the Plan effective January 1, 2005.

6.	INVESTMENT CONTRACT WITH INSURANCE COMPANY

During 2005 and 2006, the Plan had a fully benefit-responsive investment contract with Principal Life Insurance Company (“Principal”). Principal maintained the contributions in a general account, which was credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. At December 31, 2005, the contract is included in the financial statements at fair value and then adjusted to contract value as reported to the Plan by Principal. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

* * * * * *

SUPPLEMENTAL SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, PART IV, LINE 4i -

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2006

Asset Description	Current Market **
COMMON STOCK:
*Fifth Third Bancorp	$188,439,816
F.N.B. Corporation	2,095,010

Total common stock	190,534,826

COLLECTIVE FUNDS:
Cash equivalents:
*Fifth Third Banksafe Trust	106,841

Stable value funds:
*Fifth Third Bank Stable Value Fund for Employee Benefit Plans ***	75,148,416

Total collective funds	75,255,257

MUTUAL FUNDS:
*Fifth Third Bank Life Model Moderate Fund	178,222,916
*Fifth Third Bank Quality Growth Fund	93,758,763
*Fifth Third Bank Disciplined Large Cap Value Fund	70,145,011
*Fifth Third Bank Mid Cap Growth Fund	64,422,013
*Fifth Third Bank International Equity Fund	56,497,370
*Fifth Third Bank Life Model Moderate Aggressive Fund	44,658,979
*Fifth Third Bank Life Model Aggressive Fund	42,304,542
*Fifth Third Bank Small Cap Value Fund	28,315,801
*Fifth Third Bank Equity Index Fund	27,250,792
*Fifth Third Bank Bond Fund	20,516,925
*Fifth Third Bank Technology Fund	18,873,749
Goldman Sachs Mid Cap Value Fund	16,866,039
Lazard Emerging Markets Fund	15,593,493
Dodge & Cox Income Fund	7,728,937
Fidelity Advisor Small Cap Fund	7,485,169
*Fifth Third Bank Life Model Moderate Conservative Fund	6,766,169
*Fifth Third Bank Life Model Conservative Fund	4,997,813

Total mutual funds	704,404,481

	(Continued	)

*	Represents parties-in-interest.
**	Cost information is not required for participant-directed investments and, therefore, is not included.
***	Contract value is $75,998,101.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, PART IV, LINE 4i -

SCHEDULE OF ASSETS (HELD AT END OF YEAR) (continued)

AS OF DECEMBER 31, 2006

Asset Description	Current Market **
LOAN FUND -
*Participant Notes Receivable (Interest rates ranging from 4.0 to 10.5% and maturing on various dates through October 2020)	12,004,010

TOTAL	$982,198,574

	(Concluded	)

*	Represents parties-in-interest.
**	Cost information is not required for participant-directed investments and, therefore, is not included.